Exhibit 99.1

VALHI REPORTS FIRST QUARTER 2022 RESULTS
DALLAS, TEXAS . . May 5, 2022. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $45.4 million, or $1.59 per share, in the first quarter of 2022 compared to $14.8 million, or $.52 per share, in the first quarter of 2021. Net income attributable to Valhi stockholders increased in the first quarter of 2022 as compared to the first quarter of 2021 primarily due to higher operating results from our Chemicals Segment.
The Chemicals Segment’s net sales were $562.9 million in the first quarter of 2022 compared to $465.0 million in the first quarter of 2021. The Chemicals Segment’s net sales increased in the first quarter of 2022 compared to the same period in 2021 primarily due to higher average TiO2 selling prices and higher sales volumes. The Chemicals Segment’s TiO2 sales volumes were 2% higher in the first quarter of 2022 as compared to the first quarter of 2021 due to the effects of continuing high demand and improvements in its delivery and distribution networks in 2022. The Chemicals Segment’s average TiO2 selling prices were 24% higher in the first quarter of 2022 as compared to the first quarter of 2021 and were 7% higher at the end of the first quarter of 2022 than at the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $22 million in the first quarter of 2022 as compared to the same period of 2021. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.
The Chemicals Segment’s operating income in the first quarter of 2022 was $86.4 million as compared to $37.7 million in the first quarter of 2021. The Chemicals Segment’s operating income increased in the first quarter of 2022 compared to the first quarter of 2021 primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by higher production costs, including raw material and energy costs. The Chemicals Segment’s TiO2 production volumes were 6% higher in the first quarter of 2022 compared to the same period of 2021. The Chemicals Segment operated its production facilities at full practical capacity in the first quarter of 2022 compared to 97% in the first quarter of 2021. Fluctuations in currency exchange rates (primarily the euro) decreased operating income approximately $5 million in the first quarter of 2022 as compared to the first quarter of 2021.
The Component Products Segment’s net sales were $42.1 million in the first quarter of 2022 compared to $35.9 million in the first quarter of 2021. The Component Products Segment’s net sales in the first quarter of 2022 increased over the 2021 comparable period primarily due to higher security products sales across a variety of markets and, to a lesser extent, higher marine component sales primarily to the towboat market. Operating income attributable to the Component Products Segment was $6.3 million in the first quarter of 2022 compared to $5.8 million in the first quarter of 2021. The Component Products Segment’s operating income increased in the first quarter of 2022 compared to the first quarter of 2021 due to the higher sales offset by increased production costs including increased raw material costs, higher shipping costs, and increased labor costs due to higher wages, overtime and increased headcount.
The Real Estate Management and Development Segment had sales of $24.0 million in the first quarter of 2022, including $22.2 million in revenue on sales of land held for development, compared to sales of $8.1 million in the first quarter of 2021, including $6.6 million in revenue on sales of land held for development. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. Land sales revenues increased in the first quarter of 2022 as compared to the same period in 2021 primarily due to an increase in development activity in 2022 compared to the same period of 2021. Recognition of tax increment reimbursement note receivables of $6.2 million ($3.2 million, or $.11 per share, net of income taxes and noncontrolling interest) in 2021 is also included in the determination of operating income.

Corporate expenses in the first quarter of 2022 were comparable to the same period of 2021. Interest expense of $6.9 million in the first quarter of 2022 decreased $1.7 million compared to the same prior year period primarily due to lower average balances on variable-rate indebtedness in 2022.
The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID‑19);

•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;

•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID‑19);

•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Potential increases in interest rates;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.
Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.
Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2021	2022
	(unaudited)
Net sales
Chemicals	$465.0	$562.9
Component products	35.9	42.1
Real estate management and development	8.1	24.0

Total net sales	$509.0	$629.0

Operating income
Chemicals	$37.7	$86.4
Component products	5.8	6.3
Real estate management and development	7.8	8.0

Total operating income	51.3	100.7

General corporate items:
Interest income and other	.9	.9
Changes in market value of Valhi common stock held by subsidiaries	1.3	.1
Other components of net periodic pension and OPEB expense	(4.3)	(3.3)
General expenses, net	(8.1)	(8.2)
Interest expense	(8.6)	(6.9)

Income before income taxes	32.5	83.3

Income tax expense	8.0	19.9

Net income	24.5	63.4

Noncontrolling interest in net income of subsidiaries	9.7	18.0

Net income attributable to Valhi stockholders	$14.8	$45.4

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.52	$1.59

Basic and diluted weighted average shares outstanding	28.5	28.5

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

Three months ended
March 31,
2022 vs. 2021
Percentage change in TiO2 net sales:
TiO2 product pricing	24%
TiO2 sales volumes	2
TiO2 product mix/other	—
Changes in currency exchange rates	(5)

Total	21%